As filed with the Securities and Exchange Commission on March 1, 2019

Securities Act of 1933 Registration No. 333-09341

Investment Company Act of 1940 Registration No. 811-07739

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	☒
Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 58	☒
and/or
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
Amendment No. 60	☒

(Check appropriate box or boxes)

Harding, Loevner Funds, Inc.

(Exact Name of Registrant as Specified in Charter)

400 Crossing Boulevard, Fourth Floor

Bridgewater, New Jersey 08807

(Address of Principal Executive Offices)

1-877-435-8105

(Registrant’s Telephone Number, including Area Code)

Name and Address of Agent for Service: Marcia Y. Lucas, Esq. The Northern Trust Company 50 South LaSalle Street, B-7 Chicago, Illinois 60603	Copies to: Stephen H. Bier, Esq. Dechert LLP 1095 Avenue of the Americas New York, New York 10036-6797

It is proposed that this filing will become effective immediately pursuant to Rule 462(d) under the Securities Act of 1933, as amended

EXPLANATORY NOTE

This Post-Effective Amendment No. 58 to the Registration Statement on Form N-1A (File No. 333-09341) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of adding certain exhibits to such Registration Statement. Accordingly, this Post-Effective Amendment No. 58 consists only of a facing page, this explanatory note, and Part C of the Registration Statement on Form N-1A. This Post-Effective Amendment No. 58 does not change the form of the prospectuses and Statement of Additional Information relating to Post-Effective Amendment No. 57 filed electronically on February 28, 2019 with the Securities and Exchange Commission (the “SEC”). As permitted by Rule 462(d), this Post-Effective Amendment No. 58 shall become effective upon filing with the SEC.

PART C: OTHER INFORMATION

Item 28.	Exhibits

(a)	(1)	Articles of Incorporation, dated July 31, 1996 (previously filed in Registrant’s Registration Statement on Form N-1A), are incorporated herein by reference.

(a)	(2)	Articles Supplementary, dated August 4, 2005 (previously filed in Post-Effective Amendment No. 16 to Registrant’s Registration Statement on Form N-1A), are incorporated herein by reference.

(a)	(3)	Articles Supplementary, dated March 19, 2007 (previously filed in Post-Effective Amendment No. 20 to Registrant’s Registration Statement on Form N-1A), are incorporated herein by reference.

(a)	(4)	Articles Supplementary, dated May 21, 2008 (previously filed in Post-Effective Amendment No. 23 to Registrant’s Registration Statement on Form N-1A), are incorporated herein by reference.

(a)	(5)	Articles Supplementary, dated September 8, 2009 (previously filed in Post-Effective Amendment No. 27 to Registrant’s Registration Statement on Form N-1A), are incorporated herein by reference.

(a)	(6)	Articles of Amendment, dated September 8, 2009 (previously filed in Post-Effective Amendment No. 27 to Registrant’s Registration Statement on Form N-1A), are incorporated herein by reference.

(a)	(7)	Articles Supplementary, dated October 11, 2011 (previously filed in Post-Effective Amendment No. 32 to Registrant’s Registration Statement on Form N-1A), are incorporated herein by reference.

(a)	(8)	Articles of Amendment, dated October 11, 2011 (previously filed in Post-Effective Amendment No. 32 to Registrant’s Registration Statement on Form N-1A), are incorporated herein by reference.

(a)	(9)	Articles Supplementary, dated February 26, 2014 (previously filed in Post-Effective Amendment No. 38 to Registrant’s Registration Statement on Form N-1A), are incorporated herein by reference.

(b)	(10)	Articles of Amendment, dated February 26, 2014 (previously filed in Post-Effective Amendment No. 38 to Registrant’s Registration Statement on Form N-1A) are incorporated herein by reference.

(a)	(11)	Articles Supplementary, dated March 10, 2014 (previously filed in Post-Effective Amendment No. 40 to Registrant’s Registration Statement on Form N-1A) are incorporated herein by reference.

(a)	(12)	Articles Supplementary, dated December 14, 2015 (previously filed in Post-Effective Amendment No. 43 to Registrant’s Registration Statement on Form N-1A), are incorporated herein by reference.

(a)	(13)	Articles Supplementary, dated November 16, 2016 (previously filed in Post-Effective Amendment No. 50 to Registrant’s Registration Statement on Form N-1A), are incorporated herein by reference.

(a)	(14)	Articles Supplementary, dated February 24, 2017 (previously filed in Post-Effective Amendment No.53 to Registrant’s Registration Statement on Form N-1A) are incorporated herein by reference.

(a)	(15)	Articles of Amendment, dated February 24, 2017, (previously filed in Post-Effective Amendment No.53 to Registrant’s Registration Statement on Form N-1A) are incorporated herein by reference.

(a)	(16)	Articles of Amendment, dated December 1, 2017, (previously filed in Post-Effective Amendment No. 55 to Registrant’s Registration Statement on Form N-1A), are incorporated herein by reference.

(a)	(17)	Articles of Amendment, dated February 25, 2019,, (previously filed in Post-Effective Amendment No. 57 to Registrant’s Registration Statement on Form N-1A), are incorporated herein by reference.

(b)		By-laws, as amended March 8, 2013 (previously filed in Post-Effective Amendment No. 37 to Registrant’s Registration Statement on Form N-1A), are incorporated herein by reference.

(c)		Not applicable.

(d)	(1)	Investment Advisory Agreement, dated August 26, 2009, between the Registrant and Harding Loevner LP (previously filed in Post-Effective Amendment No. 27 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(d)	(2)	Amended Schedule B to Investment Advisory Agreement, effective November 1, 2015, between the Registrant and Harding Loevner LP (previously filed in Post-Effective Amendment No. 44 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(d)	(3)	Amended Schedule B to Investment Advisory Agreement, effective November 1, 2016, between the Registrant and Harding Loevner LP (previously filed in Post-Effective Amendment No. 50 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(d)	(4)	Amended Schedule B to Investment Advisory Agreement, effective March 1, 2017, between the Registrant and Harding Loevner LP, (previously filed in Post-Effective Amendment No.53 to Registrant’s Registration Statement on Form N-1A) are incorporated herein by reference.

(d)	(5)	Investment Advisory Agreement, dated December 17, 2015, between the Registrant, on behalf of the International Equity Research Portfolio, and Harding, Loevner LP (previously filed in Post-Effective Amendment No. 44 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(d)	(6)	Investment Advisory Agreement, dated December 19, 2016, between the Registrant, on behalf of the Global Equity Research Portfolio and Emerging Markets Research Portfolio, and Harding, Loevner LP (previously filed in Post-Effective Amendment No. 50 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(d)	(7)	Advisory Fee Waiver and Expense Reimbursement Agreement, dated December 17, 2015, between the Registrant and Harding, Loevner LP (previously filed in Post-Effective Amendment No. 43 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(d)	(8)	Advisory Fee Waiver and Expense Reimbursement Agreement, dated February 29, 2016, between the Registrant and Harding Loevner, LP (previously filed in Post-Effective Amendment No. 43 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(d)	(9)	Advisory Fee Waiver and Expense Reimbursement Agreement, dated November 1, 2016, between the Registrant and Harding Loevner LP (previously filed in Post-Effective Amendment No. 50 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(d)	(10)	Advisory Fee Waiver and Expense Reimbursement Agreement, dated December 19, 2016, between the Registrant and Harding Loevner LP (previously filed in Post-Effective Amendment No. 50 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(d)	(11)	Advisory Fee Waiver and Expense Reimbursement Agreement, dated December 14, 2016, between the Registrant and Harding Loevner LP (previously filed in Post-Effective Amendment No. 53 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(d)	(12)	Advisory Fee Waiver and Expense Reimbursement Agreement, dated February 28, 2017, between the Registrant and Harding Loevner LP (previously filed in Post-Effective Amendment No. 53 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(d)	(13)	Advisory Fee Waiver and Expense Reimbursement Agreement, dated February 28, 2018, between the Registrant and Harding Loevner LP (previously filed in Post-Effective Amendment No. 55 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(d)	(14)	Advisory Fee Waiver and Expense Reimbursement Agreement, dated February 28, 2019, between the Registrant and Harding Loevner LP is filed herewith.

(d)	(15)	Amendment to the Investment Advisory Agreement, dated December 17, 2015, between the Registrant, on behalf of the International Equity Research Portfolio, and Harding Loevner LP is filed herewith.

(d)	(16)

Amendment to the Investment Advisory Agreement, dated December 19, 2016, between the Registrant, on behalf of the Global Equity Research Portfolio and Emerging Markets Research Portfolio, and Harding Loevner LP is filed herewith.

(e)	(1)	Distribution Agreement, dated January 1, 2008 (previously filed in Post-Effective Amendment No. 22 to the Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(e)	(2)	Amendment, dated May 23, 2008, to Distribution Agreement between the Registrant and Quasar Distributors, LLC (previously filed in Post-Effective Amendment No. 23 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(e)	(3)	Second Amendment, dated December 17, 2015 to the Distribution Agreement between the Registrant and Quasar Distributors, LLC, (previously filed in Post-Effective Amendment No. 43 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(e)	(4)	Third Amendment, dated December 19, 2016, to the Distribution Agreement between the Registrant and Quasar Distributors, LLC (previously filed in Post-Effective Amendment No. 50 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(e)	(5)	Fourth Amendment, dated December 13, 2017, to the Distribution Agreement between the Registrant and Quasar Distributors, LLC (previously filed in Post-Effective Amendment No. 55 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(f)		Not applicable.

(g)	(1)	Custody Agreement, dated June 2, 2010, between the Registrant and The Northern Trust Company (previously filed in Post-Effective Amendment No. 31 to the Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(g)	(2)	Amendment, dated December 17, 2015 to the Custody Agreement between the Registrant and The Northern Trust Company, (previously filed in Post-Effective Amendment No. 43 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(g)	(3)	Second Amendment, dated December 19, 2016 to the Custody Agreement between the Registrant and The Northern Trust Company (previously filed in Post-Effective Amendment No. 50 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(h)	(1)	Fund Administration and Accounting Services Agreement, dated June 2, 2010, between the Registrant and The Northern Trust Company (previously filed in Post-Effective Amendment No. 31 to the Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(h)	(2)	Amendment, dated December 17, 2015, to the Fund Administration and Accounting Services Agreement, dated June 2, 2010, between the Registrant and The Northern Trust Company (previously filed in Post-Effective Amendment No. 43 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(h)	(3)	Second Amendment, dated December 19, 2016, to the Fund Administration and Accounting Services Agreement, dated June 2, 2010, between the Registrant and The Northern Trust Company (previously filed in Post-Effective Amendment No. 50 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(h)	(4)	Third Amendment to the Fund Administration and Accounting Services Agreement, dated June 2, 2010, between the Registrant and The Northern Trust Company, (previously filed in Post-Effective Amendment No. 57 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(h)	(5)	Transfer Agency and Service Agreement, dated June 2, 2010, between the Registrant and The Northern Trust Company (previously filed in Post-Effective Amendment No. 31 to the Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(h)	(6)	Amendment to the Transfer Agency and Service Agreement between The Northern Trust Company and the Registrant, dated as of December 18, 2012 (previously filed in Post-Effective Amendment No. 35 to the Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(h)	(7)	Second Amendment, dated December 17, 2015, to the Transfer Agency and Service Agreement between the Registrant and The Northern Trust Company (previously filed in Post-Effective Amendment No. 43 to Registrant’s Registration Statement on Form N-1A) is incorporated herein by reference.

(h)	(8)	Third Amendment to the Transfer Agency and Service Agreement, dated December 19, 2016, between the Registrant and The Northern Trust Company (previously filed in Post-Effective Amendment No. 50 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(h)	(9)	Fourth Amendment to the Transfer Agency and Service Agreement between the Registrant and The Northern Trust Company, (previously filed in Post-Effective Amendment No. 57 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference..

(h)	(10)	Principal Financial Officer and Treasurer Services Agreement, dated September 8, 2010, between Registrant and Foreside Management Services, LLC (previously filed in Post-Effective Amendment No. 31 to the Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(i)		Opinion and Consent of Dechert LLP is incorporated herein by reference.

(j)		Consent of KPMG LLP is incorporated herein by reference.

(k)		None.

(l)	(1)	Share Purchase Agreement, dated October 14, 1996, between Registrant and David R. Loevner for the International Equity Portfolio (previously filed in Pre-Effective Amendment No.1 to Registrant’s Registration Statement on Form N-1A) is incorporated herein by reference.

(l)	(2)	Share Purchase Agreement, dated October 14, 1996, between Registrant and David R. Loevner for the Emerging Markets Portfolio (previously filed in Pre-Effective Amendment No. 1 to Registrant’s Registration Statement on Form N-1A) is incorporated herein by reference.

(l)	(3)	Share Purchase Agreement, dated October 14, 1996, between Registrant and David R. Loevner for the Global Equity Portfolio (previously filed in Pre-Effective Amendment No. 1 to Registrant’s Registration Statement on Form N-1A) is incorporated herein by reference.

(m)	(1)	Amended Plan of Distribution with respect to the Investor Class, dated March 7, 2008, as most recently amended September 9, 2016 (previously filed in Post-Effective Amendment No. 50 to Registrant’s Registration Statement on Form N-1A) is incorporated herein by reference.

(m)	(2)	Shareholder Servicing Agreement, with respect to the Investor Class (previously filed in Post-Effective Amendment No. 23 to Registrant’s Registration Statement on Form N-1A) is incorporated herein by reference.

(m)	(3)	Shareholder Servicing Plan with respect to the Advisor Class, Institutional Class, Institutional II Class and Investor Class, dated March 22, 2005, as most recently amended March 8, 2013 (previously filed in Post-Effective Amendment No. 37 to Registrant’s Registration Statement on Form N-1A) is incorporated herein by reference.

(m)	(4)	Amended Appendix A to the Shareholder Servicing Plan, dated December 19, 2016, (previously filed in Post-Effective Amendment No. 53 to Registrant’s Registration Statement on Form N-1A) is incorporated herein by reference.

(m)	(5)	Amended Plan of Distribution with respect to the Investor Class, dated March 7, 2008, as most recently amended March 1, 2019 is filed herewith.

(m)	(6)	Shareholder Servicing Plan with respect to the Advisor Class, Institutional Class, Institutional II Class and Investor Class, dated March 22, 2005, as most recently amended March 1, 2019 is filed herewith.

(m)	(7)	Amended Appendix A to the Shareholder Servicing Plan, dated March 1, 2019 is filed herewith.

(n)	(1)	Multiple Class Expense Allocation Plan (Rule 18f-3), dated March 22, 2005, as most recently amended December 14, 2016, (previously filed in Post-Effective Amendment No. 53 to Registrant’s Registration Statement on Form N-1A) is incorporated herein by reference.

(n)	(2)	Multiple Class Expense Allocation Plan (Rule 18f-3), dated March 22, 2005, as most recently amended March 1, 2019 is filed herewith.

(o)		Services Agreement, dated July 12, 2010, between the Registrant and Teachers Insurance and Annuity of America (previously filed in Post-Effective Amendment No. 31 to the Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(p)	(1)	Code of Ethics of Harding Loevner LP and the Registrant, as amended February 5, 2010 and December 16, 2011 (previously filed in Post-Effective Amendment No. 33 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(q)	(1)	Power of Attorney on behalf of Carolyn N. Ainslie, Jennifer M Borggaard, William Chapman, II, R. Kelly Doherty, Charles W. Freeman, III, Samuel R. Karetsky, David R. Loevner, and Eric Rakowski (previously filed in Post-Effective Amendment No. 45 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(q)	(2)	Power of Attorney on behalf of Carolyn N. Ainslie, Christine C. Carsman, William Chapman, II, R. Kelly Doherty, Charles W. Freeman, III, Samuel R. Karetsky, David R. Loevner, and Eric Rakowski (previously filed in Post-Effective Amendment No. 53 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(q)	(3)	Power of Attorney on behalf of Carolyn N. Ainslie, Christine C. Carsman, Jill R. Cuniff, R. Kelly Doherty, Charles W. Freeman, III, Samuel R. Karetsky, David R. Loevner, and Eric Rakowski (previously filed in Post-Effective Amendment No. 55 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(q)	(4)	Power of Attorney on behalf of Carolyn N. Ainslie, Christine C. Carsman, Jill R. Cuniff, R. Kelly Doherty, Charles W. Freeman, III, Samuel R. Karetsky, David R. Loevner, and Eric Rakowski (previously filed in Post-Effective Amendment No. 57 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

Item 29.	Persons Controlled by or Under Common Control with the Registrant

None.

Item 30.	Indemnification

The Registrant shall indemnify directors, officers, employees and agents of the Registrant against judgments, fines, settlements and expenses to the fullest extent allowed, and in the manner provided, by applicable federal and Maryland law, including Section 17(h) and (i) of the Investment Company Act of 1940 (the “1940 Act”). In this regard, the Registrant undertakes to abide by the provisions of Investment Company Act Releases No. 11330 and 7221 until amended or superseded by subsequent interpretation of legislative or judicial action.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant understands that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by itself is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 31.	Business and Other Connections of the Investment Adviser

Harding Loevner LP (“Harding Loevner”) is a company organized under the laws of the State of Delaware and an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

The list required by this Item 31 of officers and directors of Harding Loevner, together with information as to any other business, profession, vocation or employment of a substantial nature engaged in by such officers and directors during the past two years, is set forth below and is included in Schedules A and D of Form ADV filed by Harding Loevner pursuant to the Advisers Act (SEC File No. 801-36845).

Name	Position(s) with Harding Loevner LP	Other Substantial Business, Profession, Vocation or Employment
Loevner, David R.	Chairman, Chief Executive Officer and a member of the Executive Committee	None
Hallett, Simon	Co-Chief Investment Officer and a member of the Executive Committee	None
Roll, Ferril	Co-Chief Investment Officer, Analyst, Portfolio Manager and a member of the Executive Committee	None
Renzulli, Lori M.	Chief Counsel and Chief Compliance Officer	None
Reiter, Richard T.	President, Chief Operating Officer, and a member of the Executive Committee	None
Bellish, Aaron J.	Chief Financial Officer and Board Member	None
Simon, Brian D.	General Counsel and Assistant Secretary	None

Item 32.	Principal Underwriter

The Registrant’s distributor, Quasar Distributors, LLC (“Quasar”), also acts as principal underwriter for the following investment companies:

1919 Funds

Abbey Capital Futures Strategy Fund

AC One China Fund

ACSI Funds

Advantus Mutual Funds

Advisors Asset Management Funds

Aegis Funds

Akre Funds

Allied Asset Advisors Funds

Alpha Architect Funds

AlphaClone ETF Fund

AlphaMark ETFs

Altair Funds

American Trust

Amplify ETFs

Angel Oak Funds

Aptus ETF

Argent Capital Funds

Barrett Growth Fund

Barrett Opportunity Fund

Becker Value Equity Fund

Bogle Investment Management

Boston Common Funds

Boston Partner Funds

Bramshill Funds

Bridge Builder Trust

Bridges Investment Fund, Inc.

Bright Rock Funds

Brookfield Investment Funds

Brown Advisory Funds

BMT Investment Funds

Buffalo Funds

Campbell Funds

CAN SLIM Select Growth Fund

Capital Advisors Funds

CBOE Vest Financial ETFs

CG Funds Trust

Change Finance, Inc.

Chase Funds

ClearShares ETF

Coho Partners

Coldstream Funds

Congress Funds

Convergence Funds

Cove Street Capital Funds

CrossingBridge Funds

Cushing Mutual Funds

First State Investment Funds

Fort Pitt Capital Group, Inc.

Fulcrum Funds

Fund X Funds

Gerstein Fisher Funds

Glenmede Fund, Inc.

Glenmede Porfolios

GoodHaven Funds

Great Lakes Funds

Greenspring Fund

Green Square

Harding Loevner Funds

Heitman Funds

Hennessy Funds Trust

Highmore Funds

Hodges Mutual Funds

Hood River Funds

Horizon Investment Funds

Hotchkis & Wiley Funds

Huber Funds

iM Global Partner Funds

Infinity Q Funds

Intrepid Capital Management

IronBridge Funds

Jackson Square Partners

Jacob Funds, Inc.

Jensen Funds

Kirr Marbach Partners Funds, Inc

Lawson Kroeker Funds

LKCM Funds

LHA Funds

LoCorr Investment Trust

Logan Capital Funds

Loncar ETFs

MainGate MLP Funds

Marketfield Fund

Marmont Funds

Matrix Asset Advisors, Inc.

Matson Money Funds

MD Sass

Miller Value Funds

Monetta Trust

Morgan Dempsey Funds

Motley Fool

Muhlenkamp Fund

Muzinich Funds

Permanent Portfolio Funds

Pemberwick Funds

Perritt Funds, Inc.

PIA Funds

Poplar Forest Funds

Port Street Funds

Premise Capital ETFs

Primecap Odyssey Funds

Prospector Funds

Provident Mutual Funds, Inc.

Pzena Funds

Rareview Funds

RBC Funds Trust

Reinhart Funds

RiverNorth Funds

Rockefeller Funds

Salt Financial Funds

Scharf Funds

Schneider Funds

Semper Funds

SerenityShares

Shenkman Funds

SIMS Total Return Fund

SL Advisors ETF

Smith Group Funds

Snow Capital Family of Funds

Soundwatch Fund

Spyglass Funds

StrongVest

Summit Global Funds

Thomas White Funds

Thompson IM Funds, Inc.

Tiedemann Funds

TigerShares ETFs

TorrayResolute Funds

Tortoise Funds

Trillium Funds

TrimTabs ETF

Tygh Capital Management

USQ Funds

USCA Shield Fund

US Global ETFs

Validea Funds

Vert Global REITs

Cushing ETFs

Davidson Funds

Dearborn Funds

Defiance Global ETFs

Diamond Hill

Distillate Capital ETF

DoubleLine Funds

Edgar Lomax Value Fund

Equable Shares

Equbot ETF

Evercore Equity Fund

Evermore Global Investors Trust

Exponential ETFs

Fiera Capital Funds

First American Funds, Inc.

Nationwide Funds Nicholas Funds Nuance Funds Oakhurst Funds Orinda Funds O’Shaughnessy Funds Osterweis Funds Otter Creek Funds Pension Partners Funds

Vident Funds

Villere & Co.

Volshares Large Cap ETF

Wasmer Schroeder Funds

Weiss Multi-Strategy Funds

Westchester Capital Funds

Wisconsin Capital Funds, Inc.

YCG Funds

Zevenbergen Capital Investments Funds

(a) Quasar is registered with the Securities and Exchange Commission as a broker-dealer and is a member of the Financial Industry Regulatory Authority. Quasar is located at 777 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202.

To the best of the registrant’s knowledge, the following is a list of the executive officers, directors and partners of Quasar. The business address for each of the executive officers and directors of Quasar, except Mrs. Zagrodnik, Messrs. Wolden and Strnad, is US Bancorp Fund Services, LLC, 777 E. Wisconsin Avenue, Milwaukee, Milwaukee, Wisconsin 53202. The business address for Mrs. Zagrodnik is U.S. Bank Global Funs Services, 622 N. Cass Street, Milwaukee, Wisconsin 53202. The business address for Mr. Wolden is US Bancorp Center, 800 Nicollet Mall, Minneapolis, MN 55402. The business address for Mr. Strnad is US Bancorp Fund Services, LLC, 10 West Market Street, Suite 830, Indianapolis, IN 46204.

Name and Principal Business Address	Positions and Offices With Principal Underwriter	Positions and Offices
Teresa Cowan	President , Board Member, Chairperson of the Board, General Securities Principal and FINRA Executive Officer	None
Andrew M. Strnad	Vice President and Secretary	None
Jennifer Brunner	Vice President, Co-Chief Compliance Officer	None None
Susan LaFond	Vice President, Treasurer, Co-Chief Compliance Officer	None
Peter Hovel	Chief Financial Officer, Financial Operations Principal	None
Brett Scibner	Assistant Treasurer	None
Thomas A. Wolden Joseph Neuberger Anita M. Zagrodnik Stephanie J. Fisher	Assistant Treasurer Board Member Board Member Board Member	None None None None

(b) Not applicable.

Item 33.	Location of Accounts and Records

All accounts, books and other documents required to be maintained by Section 31(a) of the 1940 Act, and the rules thereunder are maintained at the offices of: the Investment Adviser, the Custodian, Transfer Agent, Administrator and the office of the Chief Compliance Officer.

Investment Adviser	Custodian, Transfer Agent and Administrator
Harding Loevner LP	The Northern Trust Company
400 Crossing Boulevard, Fourth Floor Bridgewater, New Jersey 08807	50 South LaSalle Street Chicago, Illinois 60603

Item 34.	Management Services

Not applicable.

Item 35.	Undertakings.

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act of 1940, as amended, the Registrant has duly caused this Post-Effective Amendment No. 58 to this Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of Bridgewater, State of New Jersey, on the 1st day of March, 2019.

HARDING, LOEVNER FUNDS, INC.

By:	/s/ Richard T. Reiter
Richard T. Reiter, President

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 58 to the Registrant’s Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

*/s/ David R. Loevner	Director	March 1, 2019
David R. Loevner

*/s/ Carolyn N. Ainslie	Director	March 1, 2019
Carolyn N. Ainslie

*/s/ Christine C. Carsman	Director	March 1, 2019
Christine C. Carsman

*/s/ Jill R. Cuniff	Director	March 1, 2019
Jill R. Cuniff

*/s/ Samuel R. Karetsky	Director	March 1, 2019
Samuel R. Karetsky

*/s/ R. Kelly Doherty	Director	March 1, 2019
R. Kelly Doherty

*/s/ Charles W. Freeman, III	Director	March 1, 2019
Charles W. Freeman, III

*/s/ Eric Rakowski	Director	March 1, 2019
Eric Rakowski

/s/ Richard T. Reiter	President (Principal Executive Officer)	March 1, 2019
Richard T. Reiter

/s/ Charles S. Todd	Chief Financial Officer and Treasurer	March 1, 2019
Charles S. Todd	(Principal Financial Officer)

/s/ Marcia Y. Lucas
* Attorney-in-Fact
Dated: March 1, 2019

* As Attorney-in-Fact pursuant to a Power of Attorney filed herewith.

HARDING, LOEVNER FUNDS, INC.

EXHIBIT INDEX

No.	Exhibit
(d)(14)	Advisory Fee Waiver and Expense Reimbursement Agreement, dated February 28, 2019, between the Registrant and Harding Loevner LP.
(d)(15)	Amendment to the Investment Advisory Agreement, dated December 17, 2015, between the Registrant, on behalf of the International Equity Research Portfolio, and Harding Loevner LP.
(d)(16)	Amendment to the Investment Advisory Agreement between the Registrant, dated December 19, 2016, on behalf of the Global Equity Research Portfolio and Emerging Markets Research Portfolio, and Harding Loevner LP.
(m)(5)	Amended Plan of Distribution with respect to the Investor Class, dated March 7, 2008, as most recently amended March 1, 2019.
(m)(6)	Shareholder Servicing Plan with respect to the Advisor Class, Institutional Class, Institutional II Class and Investor Class, dated March 22, 2005, as most recently amended March 1, 2019.
(m)(7)	Amended Appendix A to the Shareholder Servicing Plan, dated March 1, 2019.
(n)(2)	Multiple Class Expense Allocation Plan (Rule 18f-3), dated March 22, 2005, as most recently amended March 1, 2019.